Exhibit 99.1

FERRELLGAS, L.P. AND FERRELLGAS FINANCE CORP. COMMENCE
EXCHANGE OFFER FOR $300 MILLION OF SENIOR NOTES DUE 2017

OVERLAND PARK, Kan., June 7, 2010 — Ferrellgas, L.P., and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., today commenced an offer to exchange $300 million principal amount of their 9.125% Senior Notes due 2017, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of their outstanding and unregistered 9.125% Senior Notes due 2017, which were issued on September 14, 2009 in a private placement. Ferrellgas, L.P. and Ferrellgas Finance Corp. are acting as co-obligors and co-issuers of the new notes.

The offer is being made pursuant to the terms and conditions included in Ferrellgas, L.P.’s and Ferrellgas Finance Corp.’s prospectus dated June 7, 2010. The terms of the new notes are substantially identical to the terms of the notes for which they are being exchanged, except that transfer restrictions generally do not apply to the new notes.

The exchange offer will expire at 5:00 p.m., New York City time, on July 7, 2010, unless extended.

Holders of the original notes may obtain documents related to the exchange offer, including the prospectus and the associated letter of transmittal, from the exchange agent, U.S. Bank National Association, which can be contacted at:

By Mail, Courier or Overnight Delivery:

U.S. Bank National Association
West Side Flats Operations Center
Attn: Brandi Steward
60 Livingston Avenue
Mail Station — EP-MN-WS2N
St. Paul, Minnesota 55107-2292

By Facsimile Transmission (for Eligible Institutions only):

651-495-8158 (Confirm by Telephone: 651-495-4738)

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Ferrellgas, L.P. or Ferrellgas Finance Corp., nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements include the issuer’s plans to complete an exchange offering of $300 million of senior notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:
Tom Colvin, Investor Relations, 913-661-1530
Jim Saladin, Media Relations, 913-661-1833